Exhibit 10.12

LINCOLN EDUCATIONAL SERVICES CORPORATION

2005 DEFERRED COMPENSATION PLAN

1.             Purpose

The Plan is intended to provide a select group of management, highly compensated employees and non-employee directors of the Company the opportunity to defer on an annual basis a portion of their Compensation and all or a portion of their Restricted Stock Units.  Participation in the Plan is voluntary.

This Plan is intended to be a “plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA and shall be interpreted and administered in a manner consistent with that intent.

2.             Defined Terms

As used in the Plan, the following terms shall have the indicated meanings:

“Account” means a bookkeeping account maintained on the books and records of the Company to record Deferred Amounts and credits and debits thereto in accordance with the Plan.

“Account Value” means the amount reflected on the books and records of the Company as the value of a Participant’s Account at any date of determination, as determined in accordance with the Plan.

“Applicable Maximum” means (i) with respect to an Employee Participant, the maximum amount of 10% of Compensation that such Participant may elect to defer pursuant to a Deferral Election and (ii) with respect to a Non-Employee Director Participant, the maximum amount, if any, specified by the Committee from time to time that such Participant may elect to defer pursuant to a Deferral Election, which Applicable Maximum shall not include any Restricted Stock Unit Deferral Amount.

“Beneficiary” means the beneficiary or beneficiaries designated by a Participant (on such form and in accordance with such rules and procedures as the Committee shall approve) to receive payment of the Participant’s Account Value in the event of the Participant’s death.  A Participant may revoke or change such designation at any time, except that no Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of the Participant’s death.

“Board” means the Board of Directors of the Company.

“Cash Deferral Amount” means the U.S. dollar amount of Compensation deferred by a Participant pursuant to a Deferral Election.  For purposes of the payment provisions of the Plan, Cash Deferral Amount also includes any earnings credited thereon.

“Change in Control” has the meaning assigned to such term in the Lincoln Educational Services Corporation 2005 Long-Term Incentive Plan.  Notwithstanding the foregoing, no event will constitute a Change in Control for purposes of the Plan unless such event also constitutes a Change in Control Event as defined under Section 409A of the Code and the regulations and guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan.

“Common Stock” means the common stock of the Company, no par value per share.

“Company” means Lincoln Educational Services Corporation or any successor to substantially all of its business.

“Compensation” means (i) with respect to an Employee Participant, the total cash compensation paid (or otherwise payable but for a Deferral Election) to such Participant from the Company or any of its Subsidiaries before deductions for elective contributions to any savings plans.  By way of illustration, but not limitation, Compensation for an Employee Participant includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any equity, stock purchase or similar plan of the Company or any of its Subsidiaries and (ii) with respect to a Non-Employee Director Participant, the total cash payments made (or otherwise payable but for a Deferral Election) to such Participant in connection with such Participant’s service on the Board or any committee thereto.  By way of illustration, but not limitation, Compensation for a Non-Employee Director Participant includes annual retainer fees and committee fees, but excludes expense reimbursements and any Restricted Stock Unit Deferral Amount.

“Deferral Election” means (i) a Participant’s annual, written election to defer payment of a portion of his Compensation, subject to the terms and conditions of the Plan, and/or (ii) a Non-Employee Director Participant’s election to defer Restricted Stock Units receivable in any year in accordance with the terms of the Restricted Stock Plan or any related award agreement.  The Committee may permit a Non-Employee Director Participant to make a separate Deferral Election with respect to his Compensation and any Restricted Stock Unit Deferral Amount.  Unless the Committee determines otherwise in accordance with applicable law, a Deferral Election shall be irrevocable.

“Deferral Period” means a period elected in writing by a Participant at the time of his Deferral Election for the voluntary deferral of the Deferred Amounts subject to the election.  Unless the Committee determines otherwise, a Deferral Period shall be a period of not less than thirty-six months commencing immediately following the first day of the Service Period to which the Deferral Period relates, except that a Participant’s Deferral Period shall end on, and the distribution of Deferred Amounts shall commence in accordance with Section 9(c) as soon as practicable following, the Participant’s Termination Date.

“Deferred Amounts” means, with respect to each Participant, (i) his Cash Deferral Amount and (ii) his Restricted Stock Unit Deferral Amount, if any.

“Disability” has the meaning set forth in Section 409A of the Code.

“Election Date” means (1) with respect to Compensation, the date designated by the Committee prior to the commencement of a Service Period as the deadline on which a Deferral Election must be made and (2) with respect to Restricted Stock Unit Deferral Amounts, such date as may be designated in the Restricted Stock Plan; provided, however, that in no event shall such dates be later than December 31 of the taxable year prior to a Service Period.  Notwithstanding the foregoing on the first year in which a Participant becomes eligible to participate in the Plan, such Deferral Election may be made with respect to a Service Period to be performed subsequent to such election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan.

“Eligible Person” means an Employee or Non-Employee Director who satisfies the requirements of Section 3(a) of the Plan.

“Eligibility Limit” means the minimum U.S. dollar amount of annual base salary specified by the Committee from time to time that an Employee must earn in order to qualify as an Eligible Person in accordance with Section 3(a) of the Plan.  The initial Eligibility Limit shall be U.S. $170,000.  The Eligibility Limit shall be calculated without regard to Deferral Elections or deferrals under any plan or program of the Company or any of its Subsidiaries.

“Employee” means any person employed by the Company or any of its Subsidiaries and treated as such on the Company’s books and records and shall not include (i) any person treated by the Company on its books as an independent contractor or consultant or (ii) any person serving the Company through an agency, consulting firm, payroll service, sub-contractor or other third-party provider.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Investment Options” means notional investment alternatives corresponding to the mutual funds or other investment alternatives available to participants under the Company’s 401(k) savings plan from time to time and such other indices as the Committee may specify from time to time.

“Minimum Deferral” means the minimum U.S. dollar amount or, where applicable, amount of Restricted Stock Units specified by the Committee from time to time that may be deferred pursuant to a Deferral Election.

“Non-Employee Director” means a director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Restricted Stock Unit Deferral Amount” means the amount of Restricted Stock Units deferred by a Non-Employee Director pursuant to a Deferral Election.

“Participant” means an Eligible Person selected by the Committee to participate in the Plan in accordance with Section 3(a) of the Plan.

“Payment Election” means an election as to the form and timing of distribution of Deferred Amounts elected in writing by a Participant at the time of his corresponding Deferral Election.  Unless the Committee determines otherwise, the form of distribution of a Participant’s Account Value attributable to his Cash Deferral Amount (and any credits thereon) pursuant to a Payment Election may be in the form of a single lump-sum distribution, or in up to ten annual installments over ten years, or in up to one hundred and twenty monthly installments over ten years.  Unless the Committee determines otherwise, the form of distribution of a Participant’s Account Value attributable to his Restricted Stock Unit Deferral Amount (and any dividend equivalent related thereto) pursuant to a Payment Election will be in the form of a single lump-sum distribution.

“Plan” means the Lincoln Educational Services Corporation 2005 Deferred Compensation Plan.

“Restricted Stock Plan” means the Company’s 2005 Non-Employee Directors Restricted Stock Plan and any successor plan thereto.

“Restricted Stock Unit” has the meaning assigned to such term in the Restricted Stock Plan.

“Retirement” means, with respect to an Employee Participant, normal or early retirement from employment with the Company in accordance with the terms of the applicable pension plan document and the retirement policies of the Company employing the Participant.

“Service Period” means (i) with respect to Cash Deferral Amounts, a calendar year or such other period as the Committee may specify from time to time and (ii) with respect to Restricted Stock Unit Deferral Amounts, any period applicable thereto.  With respect to Cash Deferral Amounts, the first Service Period shall be calendar year 2006.

“Specified Employee” has the meaning set forth in Section 409A of the Code.

“Subsidiary” means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.

“Termination Date” means (i) with respect to an Employee Participant, the earlier of his Retirement or separation from service for any reason other than Retirement, including, without limitation, a separation from service with or without cause or resulting from such Participant’s death or Disability and (ii) with respect to a Non-Employee Director Participant, a termination of service on the Board for any reason.

3.             Deferral Elections

(a)           Eligibility.  Each Employee shall qualify as an Eligible Person for a Service Period if his annualized base salary for the preceding calendar year is equal to an amount that is not less than the Eligibility Limit or if the Participant’s annualized base salary for the current Service Period is reasonably likely, in the judgment of the Committee, to be equal to an amount that is not less than the Eligibility Limit.  Each Non-Employee Director shall qualify as an Eligible Person if he elects to defer any Compensation and/or any Restricted Stock Units granted to him under the Restricted Stock Plan.  Notwithstanding the foregoing provisions, the Committee may exclude or not select an Eligible Person as a Participant if the Committee determines that excluding such individual from participation in the Plan may be in the best interests of the Company or necessary or advisable to comply with the requirements of applicable law.  Any dispute as to whether an Employee or Non-Employee Director qualifies as an Eligible Person shall be resolved by the Committee.

(b)           Deferral Elections.  Each Participant shall be offered the opportunity to make a Deferral Election as specified in this Section 3(b).  A Participant shall make a Deferral Election for a Service Period by completing, signing and submitting, during a period specified by the Committee ending on the Election Date, a Deferral Election in the form approved from time to time by the Committee.  The Committee may require a Participant, as a condition to submitting a Deferral Election, to make such representations and warranties, and to agree to such undertakings and conditions, as the Committee shall determine.

(c)           Determination of Minimum Deferral and Applicable Maximum.  The Minimum Deferral and Applicable Maximum for each Service Period shall be established by the Committee, and either or both may be increased or decreased from one Service Period to another.  The Committee may specify a separate Minimum Deferral and Applicable Maximum applicable to the various components of a Participant’s Compensation, including, without limitation, a Participant’s base salary, annual cash bonus and annual retainer fees.  The Minimum Deferral and Applicable Maximum applicable to any given Participant need not be the same as those applicable to other Participants.

(d)           Timing of Deferrals.  Unless the Committee determines otherwise, the portion of the Deferred Amount that represents an Employee Participant’s base salary shall be deferred in equal installments during the payroll periods applicable to the Service Period.  Unless the Committee determines otherwise, the portion of the Deferred Amount that represents an Employee Participant’s annual cash bonus shall be deferred at the time the bonus would have otherwise been paid but for a Deferral Election.  Unless the Committee determines otherwise, the portion of the Deferred Amount that represents the Restricted Stock Unit Deferral Amount shall be deferred at the time the Restricted Stock Unit becomes vested pursuant to the terms and conditions of the Restricted Stock Plan.

4.             Accounts

(a)           Credits.  The Deferred Amounts elected pursuant to a Deferral Election shall be credited to the Account maintained in a Participant’s name.  The Deferred Amounts shall be credited to a Participant’s Account as soon as practicable after the date on which the corresponding Compensation would otherwise have been paid and/or the shares of Common Stock underlying the Restricted Stock Units would otherwise have been delivered to the Participant but for a Deferral Election.  In addition to crediting the Account with the Deferred Amount, the Account shall periodically be credited (or debited) with a return on the Cash Deferral Amount, as provided in Section 6, and credited with dividend equivalents in respect of the Restricted Stock Unit Deferral Amount, as provided in Section 7(c).

(b)           Debiting for Distributions.  A Participant’s Account shall be debited with any amount distributed to a Participant or his Beneficiary.

(c)           No Withdrawals or Loans.  A Participant shall have no rights under the Plan to make withdrawals from an Account for any reason.

5.             Vesting

Participants shall be fully vested in their Deferred Amounts, as such amounts are adjusted from time to time in accordance with the terms of the Plan.

6.             Return on Cash Deferral Amounts

(a)           Election of Investment Options.  For purposes only of determining the Account Value, a Participant shall have the right to designate the manner in which his Cash Deferral Amount shall be deemed allocated among one or more Investment Options specified from time to time by the Committee.  Any minimum and maximum allocation to any single Investment Option shall be specified from time to time by the Committee.  The Company shall have no obligation to invest the Cash Deferral Amount in investment vehicles corresponding to the Investment Options selected by a Participant or in any other investment alternative.  A Participant may change his earlier elected Investment Options applicable to his Account Value subject to the terms and restrictions established by the Committee from time to time, including, without limitation, terms relating to the date on which the change of Investment Options shall become effective.

(b)           Company’s Right to Change Investment Options.  The Committee may from time to time change the Investment Options available under the Plan, and nothing in the Plan shall be construed to confer on any Participant the right to continue to have any particular Investment Option available for purposes of determining his Account Value.

(c)           Committee Determinations to Control.  All determinations of the amount to be credited to an Account with respect to the Investment Options selected by a Participant shall be made by the Committee, whose determination shall be final and binding on all parties.

7.             Restricted Stock Unit Deferral Amounts

(a)           Deferral.  A Non-Employee Director Participant may also defer Restricted Stock Units awarded to him pursuant to the Restricted Stock Plan.  The number of Restricted Stock Units shall be credited to the Non-Employee Director Participant’s Account as of the date the Restricted Stock Units vest and become nonforfeitable in accordance with the terms and conditions of the Restricted Stock Plan.

(b)           Crediting.  Any Restricted Stock Units credited to a Non-Employee Director Participant’s Account shall remain credited to such Account as Restricted Stock Units until such time as such Restricted Stock Units are settled through the delivery to such Participant (or his Beneficiary) of shares of Common Stock in accordance with Section 9.

(c)           Dividend Equivalent Deferral.  Unless the Committee determines otherwise, if the Company pays any cash or other dividend or makes any other distribution in respect of the shares of Common Stock underlying Restricted Stock Units after such Restricted Stock Units have been credited to a Non-Employee Director Participant’s Account in accordance with the terms of Section 7(a), the Company will maintain a bookkeeping record to which such amount of the dividend or distribution in respect of such shares of Common Stock will be credited to an account for the Non-Employee Director and distributed in whole shares of Common Stock (with any fractional shares rounded down to the nearest whole share) at the time the Restricted Stock Units are distributed in accordance with the terms of Section 9 or 10 hereof.

8.             Determination of Account Value

The Company shall maintain (or cause to be maintained) such records as shall permit it to determine the Account Value of each Account.  The Company shall provide each Participant with a statement reflecting the Participant’s Account Value as of the end of each calendar year or at such other intervals as may be specified by the Committee.  Calculation of an Account Value as provided in this Section 8 shall be for informational purposes only, and shall not confer on a Participant any right to receive the amount reflected as an Account Value as of any given date.  A Participant’s rights to receive distributions in respect of his Account Value shall be determined in accordance with Section 9.

9.             Distribution of Deferred Amount

(a)           Payment in Cash.  All payments to Participants or their Beneficiaries of Cash Deferral Amounts shall be in cash in U.S. dollars.

(b)           Delivery of Common Stock.  All Restricted Stock Units (and any dividend equivalents related thereto) to be delivered to Non-Employee Directors or their Beneficiaries shall be settled in whole shares of Common Stock (with any fractional shares rounded down to the nearest whole share).

(c)           Timing of Payout.  Each Participant shall receive a distribution of his Deferred Amount within a reasonable period specified by the Committee following the last day of the Deferral Period in accordance with the Participant’s Payment Elections applicable to the Deferred Amounts credited to the Account; provided, however, that no distribution of any Deferred Amounts to a Specified Employee shall be made before the date which is six (6) months after the Specified Employee’s separation from service.

(d)           Death.  In the event of a Participant’s death (occurring on or after the Termination Date) prior to payment of his entire Account Value, the entire Account Value of the Participant shall be distributed to the Participant’s Beneficiary (i) in a cash lump sum with respect to Cash Deferral Amounts (and any credits thereto) and/or (ii) by the delivery of shares of Common Stock with respect to Restricted Stock Unit Deferral Amounts as soon as practicable following the Participant’s death.

(e)           Amending Payment Elections.  The Committee may permit a Participant to amend his Payment Election in accordance with the provisions of Section 409A of the Code and such procedures as the Committee may establish from time to time.

(f)            Extension of Deferral Period.  A Participant may elect to extend the original Deferral Period specified in a Deferral Election in accordance with the provisions of Section 409A of the Code.  Any additional extensions to a Deferral Period applicable to the same Deferral Election may be made only with the Committee’s consent.  A Participant’s election to extend a Deferral Period shall be made at least twelve months prior to the last day of the then-current Deferral Period.  Upon the making of such an election to extend, the “Deferral Period” shall mean the original Deferral Period as so extended.

(g)           Early Payment.  Notwithstanding anything to the contrary in the Plan or a Participant’s Deferral Election, the Committee shall at all times have the right, to the extent permitted under Section 409A of the Code, to accelerate distribution of any Participant’s Account Value.  In the event that the Committee makes such election, the Account Value shall be distributed on such date or dates as shall be specified by the Committee.

(h)           Valuation.  A distribution to a Participant shall be based on the Account Value of the Participant’s Account determined as of the valuation date specified by the Committee, which valuation date shall be on or prior to the distribution date.  In determining the amount of an installment payment, the Account Value (as determined in accordance with the previous sentence) shall be divided by the number of remaining installments (including the installment with respect to which the payment is being calculated).

10.          Change in Control

At least thirty days prior to a Change in Control, or on such date less than thirty days prior to the date of the Change in Control as the Committee shall specify, a Participant shall receive an immediate distribution of his entire Account Value (a) in a cash lump-sum payment with respect to Cash Deferral Amounts (and any credits thereon) and/or (b) by the delivery of shares of Common Stock with respect to Restricted Stock Unit Deferral Amounts.  This Section 10 shall supersede any other provision in the Plan to the extent such other provision conflicts with this Section 10, including, without limitation, Sections 9 and 12 hereof.

11.          Administration

The Plan shall be administered and operated by the Committee (or such person or group of persons to which such duties are delegated by the Committee), which shall be responsible for the interpretation of the Plan and the establishment of the rules and regulations governing the administration thereof.  The Committee, in its sole and absolute discretion, shall have full power and authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to make eligibility determinations; to determine whether Deferral Elections shall be permitted for each year; to determine the terms and provisions of the Deferral Election forms; to make determinations with respect to federal, state and local income tax withholding; to make determinations with respect to an Account Value or of the return to be attributed to any Deferred Amounts; and to make all other determinations deemed necessary or advisable for the administration of the Plan.  All determinations, decisions, interpretations and actions of the Committee shall be final, binding and conclusive on all persons for all purposes, including the Company, the Participants (and any person claiming any rights under the Plan from or through a Participant).  No member of the Committee shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation, construction, or administration of the Plan.  The Company shall indemnify and hold harmless the members of the Committee and the Company’s officers, employees and directors against all expenses and liabilities arising out of any action taken or omitted in good faith in administering the Plan.

12.          Amendment and Termination

(a)           The Committee may amend, modify or terminate the Plan at any time, and upon such termination, no further Deferred Amounts shall be made.  No amendment or termination of the Plan shall adversely affect the rights of a Participant in any Account that has been established prior to such amendment or termination absent the written consent of the affected Participants. Notwithstanding the foregoing, any amendment or modification of the Plan may be made (including retroactively, if necessary) if the Committee deems such amendment or modification necessary or proper to bring the Plan into conformity with any law or governmental regulation relating to the Plan or to prevent any Deferred Amounts from being subject to any federal, state or local tax prior to the distribution of such Deferred Amounts in accordance with the terms of this Plan.

(b)           If any provision of the Plan contravenes any regulations or Department of Treasury guidance promulgated under Section 409A of the Code or could cause an Account Balance to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

13.          Unfunded Plan

The deferred compensation arrangement provided for herein is intended to be “unfunded” for purposes of U.S. federal income tax, and the Accounts shall represent at all times unfunded and unsecured contractual obligations of the Company.  Participants and their Beneficiary shall be unsecured creditors of the Company with respect to all obligations owed to any of them under the Plan.  Amounts payable under the Plan shall be satisfied solely out of the general assets of the Company subject to the claims of its creditors, and Participants and their Beneficiary shall not have any interest in any fund or in any specific asset of the Company of any kind by reason of any amount credited to Participants hereunder, nor shall the Participants or any of their Beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided herein.  No provision in the Plan shall create or be construed to create any claim, right or cause of action against the Company, or against any of its employees, officers, directors, agents, shareholders, members, partners or affiliates arising from any diminution in the value of any Investment Option.

14.          General Terms

(a)           No Right to Continued Employment, Service or Participation.  The Plan shall not be deemed to create or confer on any individual any right to be retained in the employment or service of the Company, nor to create or confer on any individual the right to make a Deferral Election with respect to any future Service Period.  The terms and conditions of a Participant’s employment or service with the Company shall be governed by arrangements entered into independently of the Plan.

(b)           No Obligation to Continue the Plan for Future Service Periods.  The Company shall not be under any obligation to continue the arrangements provided for herein with respect to any future Service Period.

(c)           Right of Offset.  Notwithstanding any provisions of the Plan to the contrary, the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his Beneficiary) under the Plan against any amounts that such Participant may owe to the Company.

(d)           Taxes and Withholding.  As a condition to any payment or distribution pursuant to the Plan, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant hereunder.  The Company may deduct or withhold such sum from any payment or distribution to the Participant.

(e)           Headings.  The section headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof.  If a provision of the Plan is held to be not valid or enforceable, that fact shall in no way affect the validity or enforceability of any other provision hereof.  Use of one gender includes the other, and the singular and plural include each other, except where the context clearly requires otherwise.

(f)            Notices.  Notices may be delivered to an Employee Participant at the offices of the Company at which the Participant is principally employed.  Any Employee Participant who ceases to be an Employee shall be responsible for furnishing the Company with the current and proper address for the mailing of notices and delivery of payments.  Notices may be delivered to a Non-Employee Director Participant at his principal residence.  A Non-Employee Director shall be responsible for furnishing the Company with the current and proper address for the mailing of notices and delivery of payments.  Any notice required or permitted to be given to such a Participant shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid.  If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

(g)           No Assignment; Binding Effect.  A Participant’s rights under the Plan (including, without limitation, the right to receive payments as provided herein) may not be assigned.  The provisions of the Plan shall be binding on each Participant, such Participant’s Beneficiary and the Company and its successors and assigns, including, without limitation, any successor in connection with a Change in Control.

(h)           Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements executed and performed entirely therein.

(i)            Effective Date.  The Plan shall be effective as of May 16, 2005.